For Further Information, Contact:
Quality Systems, Inc.
18111 Von Karman Avenue, Suite 800
Irvine, CA 92612
Phone: (949) 255-2600
Jamie Arnold, Chief Financial Officer
JArnold@nextgen.com

FOR IMMEDIATE RELEASE
October 26, 2017

Quality Systems, Inc. Reports Fiscal 2018 Second Quarter Results
IRVINE, Calif. - (October 26, 2017) - Quality Systems, Inc. (NASDAQ: QSII) announced today results for its fiscal 2018 second quarter ended September 30, 2017.
“We delivered a solid second quarter with continued improvements in customer satisfaction and attrition. Our clients are excited about our new Entrada and Eagle Dream solutions, and we are beginning to see traction in both areas. While bookings came in light this quarter, our improving attrition rates and increased percentage of recurring revenue enables us to guide to the higher end of our revenue outlook for this year and reinforces our belief in our multi-year growth thesis,” commented Rusty Frantz, President and Chief Executive Officer of Quality Systems, Inc.
Revenues for the fiscal 2018 second quarter of $132.6 million compared to $127.2 million a year-ago. On a GAAP basis, net income for the 2018 second quarter was $8.0 million, compared with $4.0 million in the 2017 second quarter. Non-GAAP net income for the 2018 second quarter was $14.2 million compared with non-GAAP net income of $14.4 million in the 2017 second quarter.
On a GAAP basis, fully diluted earnings per share was $0.13 in the fiscal 2018 second quarter compared with $0.06 per share for the same period a year ago. On a non-GAAP basis, fully diluted earnings per share for the fiscal 2018 second quarter was $0.22 versus $0.23 reported in the second quarter a year ago.
Fiscal 2018 Financial Outlook
For the fiscal year 2018, the Company is raising the bottom end of its revenue outlook to a range of $522 million to $530 million from a range of $512 to $530 million. The Company is also narrowing its fiscal 2018 non-GAAP EPS outlook to $0.64 to $0.68 from a range of $0.62 to $0.70.
Conference Call Information
Quality Systems will host a conference call to discuss its fiscal 2018 second quarter results on Thursday, October 26, 2017 at 8:30 AM ET (5:30 AM PT). Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 866-750-8947 or 720-405-1352 for international callers, and referencing participant code 94048868 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of the company's web site and an audio file of the call will also be archived for 90 days at investor.qsii.com. After the conference call, a replay will be available until November 9, 2017 and can be accessed by dialing 800-585-8367 or 404-537-3406 for international callers, and referencing participant code 94048868.
About Quality Systems, Inc.
Quality Systems, Inc., known to our clients as NextGen Healthcare, provides software, services, and analytic solutions to the ambulatory care market. We are a healthcare information technology and services company that delivers foundational capabilities to organizations that want to promote healthy communities. Our technology provides a customizable platform that empowers physician success, enriches the patient care experience and lowers the cost of healthcare. Visit www.qsii.com and www.nextgen.com for additional information.

Investor Contact:
Bob East or Asher Dewhurst
Westwicke Partners
443-213-0500

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments in the healthcare sector and regulatory framework, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company's ability or inability to attract and retain qualified personnel; possible regulation of the Company's software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; disruptions caused by acquisitions of companies, products, or technologies; and general economic conditions. A significant portion of the Company's quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company's revenues and operating results are very difficult to forecast. A major portion of the Company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than Quality Systems, which limits comparability between companies. The Company believes that its presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding the Company's financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. The Company calculates non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, restructuring costs, net securities litigation defense costs, share-based compensation, and other non-run-rate expenses from GAAP income before provision for income taxes. The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each quarter of fiscal year 2017 and expected to be applied for each quarter of fiscal year 2018 period is 30.5%. The determination of this rate is based on the consideration of both historic and projected financial results. The Company intends to re-evaluate this normalized non-GAAP tax rate on an annual basis or more frequently if any significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or changes in expectations regarding tax regulations.

The Company’s future period guidance in this release includes adjustments for items not indicative of the Company’s core operations. Such adjustments are generally expected to be of a nature similar to those adjustments applied to the Company’s historic GAAP financial results in the determination of the Company’s non-GAAP diluted earnings per share. Such adjustments, however, may be affected by changes in ongoing assumptions and judgments as to the items that are excluded in the calculation of non-GAAP adjusted net income and adjusted diluted earnings per share, as described in this release. The exact amount and probable significance of these adjustments, including net acquisition costs, net securities litigation defense costs, and other non-run-rate expenses, are not currently determinable without unreasonable efforts, but may be significant. These items cannot be reliably quantified or forecasted due to the combination of their historic and expected variability. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures.

QUALITY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Software license and hardware	$14,267	$17,182	$27,067	$31,971
Software related subscription services	24,988	21,490	48,894	41,365
Total software, hardware and related	39,255	38,672	75,961	73,336
Support and maintenance	41,693	38,974	82,809	76,981
Revenue cycle management and related services	21,002	20,936	42,405	41,989
Electronic data interchange and data services	22,998	21,613	46,310	43,737
Professional services	7,659	6,971	16,044	13,328
Total revenues	132,607	127,166	263,529	249,371
Cost of revenue:
Software license and hardware	4,848	6,427	10,221	13,547
Software related subscription services	10,699	8,675	21,129	17,762
Total software, hardware and related	15,547	15,102	31,350	31,309
Support and maintenance	7,435	7,036	15,058	13,604
Revenue cycle management and related services	14,853	14,359	30,214	28,590
Electronic data interchange and data services	13,574	12,807	26,732	25,570
Professional services	7,346	6,693	14,570	13,739
Total cost of revenue	58,755	55,997	117,924	112,812
Gross profit	73,852	71,169	145,605	136,559
Operating expenses:
Selling, general and administrative	40,977	42,790	83,954	83,371
Research and development costs, net	19,527	18,292	39,516	36,516
Amortization of acquired intangible assets	2,012	2,617	4,059	5,321
Restructuring costs	—	701	—	4,454
Total operating expenses	62,516	64,400	127,529	129,662
Income from operations	11,336	6,769	18,076	6,897
Interest income	12	1	21	9
Interest expense	(840)	(803)	(1,517)	(1,816)
Other income (expense), net	15	(55)	(7)	(142)
Income before provision for income taxes	10,523	5,912	16,573	4,948
Provision for income taxes	2,493	1,925	4,647	1,608
Net income	$8,030	$3,987	$11,926	$3,340
Net income per share:
Basic	$0.13	$0.06	$0.19	$0.05
Diluted	$0.13	$0.06	$0.19	$0.05
Weighted-average shares outstanding:
Basic	63,513	61,658	63,077	61,420
Diluted	63,530	62,052	63,089	61,704

QUALITY SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$26,553	$37,673
Restricted cash and cash equivalents	6,488	4,916
Accounts receivable, net	81,712	83,407
Inventory	147	158
Income taxes receivable	2,871	2,679
Prepaid expenses and other current assets	15,369	17,969
Total current assets	133,140	146,802
Equipment and improvements, net	27,681	27,426
Capitalized software costs, net	21,024	13,607
Deferred income taxes, net	10,289	11,265
Intangibles, net	86,746	69,213
Goodwill	216,530	185,898
Other assets	18,650	19,010
Total assets	$514,060	$473,221

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,813	$4,618
Deferred revenue	52,285	52,383
Accrued compensation and related benefits	17,602	24,513
Income taxes payable	—	405
Other current liabilities	31,913	46,775
Total current liabilities	108,613	128,694
Deferred revenue, net of current	1,191	1,394
Deferred compensation	6,438	6,629
Line of credit	55,000	15,000
Other noncurrent liabilities	17,315	16,461
Total liabilities	188,557	168,178
Commitments and contingencies
Shareholders' equity:
Common stock
$0.01 par value; authorized 100,000 shares; issued and outstanding 63,685 and 62,455 shares at September 30, 2017 and March 31, 2017, respectively	637	625
Additional paid-in capital	237,110	228,549
Accumulated other comprehensive loss	(457)	(358)
Retained earnings	88,213	76,227
Total shareholders' equity	325,503	305,043
Total liabilities and shareholders' equity	$514,060	$473,221

QUALITY SYSTEMS, INC.
NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

RECONCILIATION OF NON-GAAP DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2,016
Income before provision for income taxes - GAAP	$10,523	$5,912	$16,573	$4,948
Non-GAAP adjustments:
Acquisition costs, net	633	3,748	1,182	6,484
Amortization of acquired intangible assets	5,820	5,646	11,268	11,378
Amortization of deferred debt issuance costs	269	269	538	538
Restructuring costs	—	701	—	4,454
Securities litigation defense costs, net of insurance	118	763	564	1,127
Share-based compensation	3,091	1,910	5,132	3,066
Other non-run-rate expenses*	—	1,725	263	2,126
Total adjustments to GAAP income before provision for income taxes:	9,931	14,762	18,947	29,173
Income before provision for income taxes - Non-GAAP	20,454	20,674	35,520	34,121
Provision for income taxes	6,239	6,306	10,834	10,407
Net income - Non-GAAP	$14,215	$14,368	$24,686	$23,714
Diluted net income per share - Non-GAAP	$0.22	$0.23	$0.39	$0.38
Weighted-average shares outstanding (diluted):	63,530	62,052	63,089	61,704

* Other non-run rate expenses consist primarily of professional services costs not related to core operations.